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                                                                       Exhibit 5



                                 February 24, 1998


Total Control Products, Inc.
2001 North Janice Avenue
Melrose Park, Illinois 60160

     Attn: Nicholas T. Gihl, President and Chief Executive Officer

Dear Mr. Gihl:

We have acted as special counsel for Total Control Products, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 (the "Registration Statement") relating to the registration of (i) 550,000 shares of Total Control Products, Inc. Common Stock, no par value ("Common Stock"), which may be issued to participants in the Total Control Products, Inc. 1996 Stock Option Plan, (ii) 120,000 shares of Common Stock which may be issued to participants in the Total Control Products, Inc. 1996 Non-Employee Director's Stock Option Plan, and (iii) 281,400 shares of Common Stock issuable pursuant to the Company's 1993 Stock Option Plan ("collectively, the "Plans").

In connection with this opinion, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have deemed appropriate. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock issued by the Company pursuant to the Plans, assuming payment in full of the proper exercise price as contemplated by each of the Plans, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement.

                            Very truly yours,

                            D'Ancona & Pflaum


                            By:    /s/ Mark S. Albert
                                --------------------------------
                                Mark S. Albert, A Partner